Exhibit 10.1

Amended Notice of Stock Option Grant	Unwired Planet, Inc.
ID: 94-3219054
20 First Street, First Floor
Los Altos, CA 94022

Boris Teksler	Option Number:	N/A
60 Doud Drive	Plan:	N/A
Los Altos, CA 94022	Vesting Commencement Date:	June 1, 2015
	Amended Notice Date:	June 15, 2016

Having received the affirmative vote of a majority of the Company’s stockholders of record at a special meeting held on June 15, 2016, this Amended Notice now amends and replaces the “Termination Period” section of your original Notice of Stock Option Grant with the following:

Termination Period

This Option, to the extent then exercisable, may be exercised for a period of 12 months after termination of your service in any capacity (either as an employee, member of the Board of Directors or as a consultant).  You are responsible for keeping track of these exercise periods.  The Company has no duty to, and will not, provide further notice of such periods.

Except as amended herein the original Notice of Stock Option Grant remains unchanged and in full force and effect.

Acknowledgement and Agreement

By signing below, you agree to all terms applicable to your stock option grant provided to you in writing.

Please sign this Amended Notice and return an original copy to Kathlene Smith by regular mail, or you may scan and email the document to her.

/s/ Boris Teksler	6/15/2016	/s/ Richard S. Chernicoff	15 Jun 2016
Boris Teksler	Date	Richard Chernicoff	Date
Chairman of the Board